   As filed with the Securities and Exchange Commission on January 14, 1999



                                                      REGISTRATION NO. 333-66897

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendment No. 1
                                       to
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          RENAISSANCE WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

          MASSACHUSETTS                                        04-2920563
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)


                                189 WELLS AVENUE
                          NEWTON, MASSACHUSETTS 02159
                                 (617) 527-6886
          (Address of principal executive offices, including zip code)



                            RICHARD L. BUGLEY, ESQ.
                       Vice President and General Counsel
                          Renaissance Worldwide, Inc.
                                189 Wells Avenue
                          Newton, Massachusetts 02159
                                 (617) 527-6886
                              (617) 527-6999 (Fax)

              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

              ----------------------------------------------------

                  Please send copies of all communications to:
                             KEITH F. HIGGINS, ESQ.
                                  Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                 (617) 951-7000
                              (617) 951-7050 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [_]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE + + MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH + + THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT + + AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY +
+ SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                JANUARY 14, 1999


                          RENAISSANCE WORLDWIDE, INC.
                                  COMMON STOCK
                                1,555,096 SHARES

                                ----------------

     Certain stockholders of Renaissance Worldwide, Inc. listed below are offering and selling 1,555,096 shares of Renaissance common stock under this prospectus.


     BEFORE PURCHASING SHARES OF RENAISSANCE COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 1.


     Renaissance common stock is listed on the Nasdaq National Market with the ticker symbol: "REGI." On January 13, 1999, the closing price of one share of Renaissance common stock on the Nasdaq National Market was $6.5625.

--------------------------------------------------------------------------------
 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                ----------------


               The date of this Prospectus is January 14, 1999.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
THE COMPANY................................................................   1

RISK FACTORS...............................................................   1

SELECTED CONSOLIDATED FINANCIAL DATA.......................................   5

USE OF PROCEEDS............................................................   7

SELLING STOCKHOLDERS.......................................................   8

PLAN OF DISTRIBUTION.......................................................   9

WHERE YOU CAN FIND MORE INFORMATION........................................  10

LEGAL OPINIONS.............................................................  11

EXPERTS....................................................................  11

                                  THE COMPANY


     At Renaissance we provide integrated business and technology consulting services around the world. We maintain offices in the United States, Europe and the Asia-Pacific region. We are organized into three business units based upon our principal service categories: strategy, solutions and services. Our strategy business unit provides management consulting services. Our solutions business unit provides information technology solutions design and implementation and integration services. Our services business unit provides information technology professionals on a contract basis to organizations with complex information technology needs and operations.

     Our principal executive offices are located at 189 Wells Avenue, Newton, Massachusetts 02159 and our telephone number is (617) 527-6886.

                                  RISK FACTORS


     We have divided the following discussion about the risks of our business between those that relate specifically to our company and those that relate generally to companies in the IT services industry.


                   RISKS RELATING SPECIFICALLY TO OUR COMPANY

  OUR INABILITY TO MANAGE GROWTH COULD ADVERSELY AFFECT OUR OPERATING RESULTS


     The significant growth of our business in recent years has placed significant demands on our managerial and other resources. Our ability to manage this growth effectively will require us to continue to improve our operating, financial and other internal systems. We will also have to improve our business development capabilities and train, motivate and manage an increasing number of employees. We currently rely on several different financial reporting systems to monitor and manage our financial performance. These multiple systems are both inefficient and difficult to operate. We are implementing a new single financial reporting system, but that system is not yet in place. If we fail to implement this new system effectively or if we have difficulty transitioning to the new system, we will have difficulty managing the business, which could adversely affect our operating results and stock price.


             ACQUISITIONS CAN BE RISKY AND DIFFICULT TO INTEGRATE


     We have completed more than twenty acquisitions in the last two years. Acquisitions continue to be part of our growth strategy. Acquired businesses do not always generate the revenues or earnings that we thought they would and occasionally we find that they have unknown or undisclosed liabilities. When these situations occur, the Company's business is adversely affected.

     We only receive the anticipated benefits from an acquisition when we successfully integrate it into our own business in a timely and non-disruptive manner. Integration requires substantial management attention. Difficulties we encounter integrating an acquired business can have an adverse effect on our business and operating results. If we fail to integrate the acquired business effectively, key employees of that business may leave, which can further complicate our integration efforts and jeopardize the anticipated benefits of the acquisition.


     WE DEPEND ON OUR RELATIONSHIP WITH PEOPLESOFT


     The Hunter Group, the principal business in the solutions business unit, derives a substantial proportion of its revenue from its relationship with PeopleSoft, a provider of enterprise resource planning software that addresses broad functional areas such as human resources, finance, treasury and project management. Because The Hunter Group contributes a significant proportion of our operating profits, we are in part dependent on PeopleSoft's continued success. An adverse change in The Hunter Group's relationship with PeopleSoft could adversely affect our operating results. Any changes in PeopleSoft-sponsored programs or a loss of PeopleSoft certifications would adversely affect our business by reducing the number of client referrals and PeopleSoft engagements.


     OUR OPERATING RESULTS FLUCTUATE AND OUR BUSINESS IS SLIGHTLY SEASONAL


     Our operating results have fluctuated from quarter to quarter as a result of many different factors, including the number, significance, mix and timing of client projects, the number of business days in a particular period, and general
economic conditions.   As our solutions business unit, which provides services
principally on a project-by-project basis, grows and contributes a greater percentage of our revenues, we expect that greater variability in quarterly operating results may occur. Our business is also somewhat seasonal. We experience this seasonality in the fourth quarter because of an increased number of holidays in that quarter. Investors should not rely on operating results in any one quarter as an indicator of our future results.


     DOING BUSINESS INTERNATIONALLY INVOLVES ADDITIONAL RISKS


     We recruit consultants and generate a portion of our revenues from outside the United States. Foreign operations are subject, however, to special risks that can adversely affect revenues and profits. These risks include:

 . currency exchange rate fluctuations     . tariff and trade barriers
 . labor strikes                           . immigration laws and regulations
 . political and economic disruptions      . potentially adverse tax consequences
 . changes in government policies and      . exchange controls
  regulatory requirements

     TWO INSIDERS CONTROL A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK


     More than 35% of our common stock is held by Mr. Conway (24.6%), our chairman and chief executive officer, and Mr. Hunter (11.7%), president of The Hunter Group and a director. As a result, Messrs. Conway and Hunter would be able to significantly influence any matter requiring stockholder approval. This concentration of ownership could also have the effect of making it difficult for a third party to acquire control of the company and may discourage third parties from attempting to do so. Future sales of substantial amounts of this common stock, or the potential for such sales, may adversely affect the prevailing market price of the common stock.



                   RISKS RELATING TO THE IT SERVICES INDUSTRY


     All providers of IT services face similar risks and we are no exception. We discuss below the significant risks and how they affect our business.


     QUALIFIED IT PROFESSIONALS ARE IN HIGH DEMAND


     Our business and future growth depend upon our ability to attract and retain experienced and skilled management consultants, IT professionals and IT project managers. Competition for these professionals is intense because the demand for them is greater than their current availability. Despite our best efforts, not all of our professionals will always be satisfied with our culture, compensation and benefits. This problem can be particularly troublesome with professionals of an acquired business who may have come from a corporate culture that is different than our's. There is great mobility among the employees that we need to attract. Many of our competitors have substantially greater financial and other resources than we do. They may offer these individuals more attractive compensation and benefits packages. If we do not recruit, train and maintain a sufficient number of professional personnel, we will not be able to satisfy our clients' demands for IT services and our business will be adversely affected.


     IT PROJECTS ARE COMPLEX AND SUBJECT US TO FINANCIAL RISK


     Many of our IT projects subject us to financial risks. These engagements often involve critical business processes and leading-edge software applications. Despite our best efforts, we may not always be able to satisfy a customer's expectations because software applications do not always work as expected. A customer's dissatisfaction could affect its willingness to pay us for these services, which would result in a financial loss on that project. Customer dissatisfaction can also damage our reputation and negatively affect
our ability to attract new business.   Even in situations where the scope of a
project changes, as a result of customer demands or otherwise, we may not always be successful in obtaining a price adjustment as large as the one we seek. To the extent that projects are extended or enlarged without corresponding changes in fee schedules, our business would be adversely affected.


     FAILURE TO REMEDIATE YEAR 2000 PROBLEMS COULD LEAD TO CLAIMS


     Some of our clients have hired us to evaluate and remedy their Year 2000 problem. Many of these engagements involve projects that are critical to the client's operations and business. Despite our best efforts, because the Year 2000 problem is complex and because it is often associated with critical client systems or processes, we may be subject to claims from clients that we failed properly to evaluate or remedy the client's Year 2000 problem. Any such claims, whether meritorious or not, may adversely affect our business.


     DEMAND FOR IT SERVICES MAY DECLINE AFTER 2000


     As the year 2000 approaches, many companies are evaluating their IT systems to decide whether to repair or replace applications that have Year 2000 operability issues. Although we believe that these evaluations are increasing the demand for our services in the short term, this demand will likely dissipate as Year 2000 issues are resolved. Given the lack of precedent for an issue of this magnitude, we cannot accurately forecast the effect of this issue on quarter-to-quarter revenue achievement and our failure to estimate this forecast accurately could adversely affect our business.


     WE DEPEND ON KEY CLIENTS AND HAVE NO LONG-TERM AGREEMENTS


     Although none of our clients accounts for more than 5% of the our revenues, the successive loss of one or more of our significant clients may adversely affect our business. In addition, we face pricing pressure from large clients who often seek reduced prices for a desired volume of business or from clients with whom we wish to maintain a preferred vendor status. Further, in virtually all cases a client can terminate our services agreements on short notice and without any penalty. If a number of these cancellations were to occur in a short time period, our business and operating results would be adversely affected in the short run.


     OUR BUSINESS IS SUBJECT TO FLUCTUATIONS IN THE GENERAL ECONOMY


     Demand for IT consulting services will be affected by the general health of the domestic and international economies. Some clients may reduce expenditures for information technology if they suffer slowdowns in their businesses due to a general slowing of the economy. This reduction in spending may require some clients to delay or cancel IT projects that we had been engaged to manage or on which our consultants may have been staffed. Fluctuations in the general economy that adversely affect the amount of money our clients are willing to spend on IT consulting or related services may adversely affect our business.

     U.S. GOVERNMENT LIMITS ON IMMIGRATION RESTRICT OUR ABILITY TO HIRE FOREIGN NATIONALS


     Each year we hire IT professionals who are foreign nationals working in the United Stated under H-1B permits. Under current law, there is a fixed annual number of H-1B visas available for issuance. Once this limit has been reached, we are unable to hire additional foreign nationals until additional H-1B visas are made available in the next fiscal year. Because as we discuss above we are constantly seeking qualified IT professionals, these limitations on our ability to hire foreign nationals under H-1B visas may adversely affect our business.



     THE MARKET FOR IT SERVICES IS COMPETITIVE


     The market for IT services and management consulting services includes a large number of competitors and is highly competitive. Our competitors include "Big Five" accounting firms, systems consulting and integration firms, application software development firms, services divisions of computer equipment companies and general management consulting companies. Moreover, we often compete with the internal resources of our clients. The competitive nature of our marketplaces creates pricing pressures that which may adversely affect our business.

                     SELECTED CONSOLIDATED FINANCIAL DATA


  During the our fiscal year ended June 28, 1997 and the six-month transition period ended December 27, 1997, we acquired Application Resources, Inc. (''ARI''), Shamrock Computer Resources, Ltd. (''SCR''), Renaissance Solutions, Inc. ("RSI") and The Hunter Group ("Hunter") in transactions accounted for as poolings of interest. In the second quarter of fiscal 1998, we acquired Triad Data, Inc. ("Triad") and Neoglyphics Media Corporation ("Neoglyphics") in
transactions also accounted for as poolings of interest.   Each of the acquired
companies had a fiscal year that ended in December. The Statement of Operations Data and Balance Sheet Data for our fiscal years presented below give effect to these acquisitions by combining their financial position as of the date shown and their results of operations for the twelve months ended on that date with those of Renaissance, as shown in the following table. For the transition period, the Statement of Operations Data and Balance Sheet Data reflect the results of operations for the six months ended December 27, 1997 and the financial position on that date for all the companies.

                   RENAISSANCE         ARI              SCR            RSI          HUNTER          TRIAD        NEOGLYPHICS
                  -------------  ----------------  -------------  -------------  -------------  -------------  ----------------
Fiscal 1993.....  May 31, 1993          --         Dec. 31, 1993  Dec. 31, 1993  Dec. 31, 1992  Dec. 31, 1993         --
Fiscal 1994.....  May 31, 1994   Dec. 31, 1994(a)  Dec. 31, 1994  Dec. 31, 1994  Dec. 31, 1993  Dec. 31, 1994         --
Fiscal 1995.....  June 24, 1995  Dec. 31, 1995     Dec. 31, 1995  Dec. 31, 1995  Dec. 31, 1994  Dec. 31, 1995  Dec. 31, 1995(b)
Fiscal 1996.....  June 29, 1996  June 30, 1996     June 30, 1996  Dec. 31, 1996  Dec. 31, 1995  Dec. 31, 1996  Dec. 31, 1996
Fiscal 1997.....  June 28, 1997  June 30, 1997     June 30, 1997  June 30, 1997  Dec. 31, 1996  Dec. 31, 1997  Dec. 31, 1997



(a) ARI commenced operations as a separate entity on October 1, 1994. The results of operations for 1994 include the three months ended December 31, 1994.
(b) Neoglyphics commenced operations as a separate entity in February 1995. The results of operations for 1995 include the 11 months ended December 31, 1995.

  The following table sets forth, on the basis described above, certain selected consolidated financial data of Renaissance. The selected consolidated financial data should be read in conjunction with ''Managements Discussion and Analysis of Financial Condition and Results of Operations'' and the Consolidated Financial Statements and Notes thereto incorporated by reference into this report from Form 8-K filed on November 5, 1998.

                                                                                                          Transition
                                                                                                             Period
                                        May 31,                                                               Ended
                                 ----------------------       June 24,      June 29,         June 28,        Dec. 27,
                                  1993           1994        1995(1)(2)    1996(2)(5)        1997(2)           1997
                                 -------       --------      ----------    ----------       ---------      ----------
                                                      (in thousands, except per share data)
STATEMENT OF INCOME DATA:
Revenue.....................     $72,544       $123,447       $221,957      $333,063        $489,833         $320,119
Cost of revenue.............      55,470         88,703        156,913       232,496         342,422          215,695
                                 -------       --------       --------      --------        --------         --------
Gross profit................      17,074         34,744         65,044       100,567         147,411          104,424
Restructuring charges and
 other asset writedowns.....          --             --             --            --              --               --
Selling, general and
 administrative expenses....      17,107         27,031         50,344        76,794         108,642           81,686
Acquisition-related
 expenses(3)................          --             --             --         3,524           8,268           17,961
                                 -------       --------       --------      --------        --------         --------
Income (loss) from
 operations.................         (33)         7,713         14,700        20,249          30,501            4,777
Interest and other income
 (expense), net (4).........        (350)          (901)          (804)         (773)          3,267             (678)
                                 -------       --------       --------      --------        --------         --------
Income (loss) before taxes..        (383)         6,812         13,896        19,476          33,768            4,099
Provision for income taxes..         283            619          3,607         7,456          16,594            8,330
                                 -------       --------       --------      --------        --------         --------
Net income (loss)...........     $  (666)      $  6,193       $ 10,289      $ 12,020        $ 17,174         $ (4,231)
                                 =======       ========       ========      ========        ========         ========
Net income (loss) per
 share -- basic.............      $(0.02)         $0.17          $0.25         $0.28           $0.34           $(0.08)

Weighted average common
 shares outstanding --
 basic......................      35,643         36,027         40,776        42,885          50,495           54,537
Net income (loss) per
 share -- diluted...........      $(0.02)         $0.17          $0.24         $0.26           $0.31           $(0.08)
Weighted average common and
 potential common shares
 outstanding -- diluted.....      35,643         36,749         43,013        46,862          54,607           54,537
Distributions...............     $   206       $    530       $  4,372      $  2,958        $  3,465         $    925

BALANCE SHEET DATA:
Cash and cash equivalents...     $   399       $  3,222       $  8,067      $ 64,507        $ 30,013         $ 19,956
Working capital.............       2,214          7,842         26,958       113,147         134,023           75,411
Total assets................      16,898         36,747         75,835       168,024         256,921          316,177
Total debt, including
 current portion............       8,852         13,469         25,016        11,198          12,021           49,928
Stockholders' equity........       2,649         10,670         33,346       123,743         197,092          193,895



                                    Nine Months Ended
                                 -----------------------
                                 Sept. 27,     Sept. 26,
                                   1997          1998
                                 ---------     ---------
STATEMENT OF INCOME DATA:
Revenue.....................     $426,580      $580,904
Cost of revenue.............      294,366       384,142
                                 --------      --------
Gross profit................      132,214       196,762
Restructuring charges and
 other asset writedowns.....           --         8,980
Selling, general and
 administrative expenses....      100,236       147,959
Acquisition-related
 expenses(3)................       11,050         6,904
                                 --------      --------
Income (loss) from
 operations.................       20,928        32,919
Interest and other income
 (expense), net (4).........          613        (3,743)
                                 --------      --------
Income (loss) before taxes..       21,541        29,176
Provision for income taxes..       12,458        18,551
                                 --------      --------
Net income (loss)...........        9,083        10,625
                                 ========      ========
Net income (loss) per
 share -- basic.............        $0.17         $0.19

Weighted average common
 shares outstanding --
 basic......................       53,462        55,318
Net income (loss) per
 share -- diluted...........        $0.16         $0.18
Weighted average common and
 potential common shares
 outstanding -- diluted.....       56,846        58,088
Distributions...............     $     --      $     --

BALANCE SHEET DATA:
Cash and cash equivalents...     $  9,545      $  6,172
Working capital.............       80,767        75,887
Total assets................      285,086       404,542
Total debt, including
 current portion............       25,476        91,096
Stockholders' equity........      191,801       222,387


(1) Renaissance changed its fiscal year end from May 31 to the last Saturday in June, effective with the fiscal year ended June 24, 1995. Accordingly, the June 1994 results are not included in the data presented above.
(2) Statement of Income Data for the years ended June 24, 1995, June 29, 1996 and June 28, 1997 are for 52, 53 and 52 weeks, respectively.
(3) Represents transaction and other related costs associated with acquisitions accounted for as poolings of interests.
(4) In August 1996, ARI received a settlement of $1.6 million from its insurance company for payment of defense costs and related expenses associated with certain litigation. This amount, less related expenses, has been included in interest and other income (expense), net, in the Statement of Income Data above.
(5) In conjunction with the renegotiation of Renaissance's lease with a real estate trust of which Mr. Conway is the sole beneficiary and an officer of the Company is the trustee (the ''Realty Trust''), the accounts of the Realty Trust have been consolidated with those of Renaissance, commencing September 19, 1995. See Note 15 to Consolidated Financial Statements.


                                USE OF PROCEEDS

  All net proceeds from the sale of the shares of Renaissance common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering.

                              SELLING STOCKHOLDERS

  The selling stockholders acquired their shares of Renaissance common stock from us in exchange for an equity interest in a business that we acquired. Each of the selling stockholders is a party to a registration rights agreement in which we agreed to register a portion of their shares of Renaissance common stock upon their request and to use our best efforts to keep the registration statement effective for ninety (90) days, or until all of the registered shares of Renaissance common stock are sold, whichever comes first. Registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

  The material relationships between the selling stockholders and Renaissance are as follows: Alex Zoghlin formerly was the chief technology officer and Gilbert Zoghlin formerly was the chief executive officer of Neoglyphics Media Corporation, a wholly-owned subsidiary of Renaissance. Melissa Moore, Wendy Berger Shapiro and Nathan Schrenk are employees of Neoglyphics. Harley Lippman formerly was the President of Triad Data, Inc., a wholly-owned subsidiary of Renaissance. In addition, one or more of the selling stockholders may donate or transfer as gifts some or all of their Renaissance shares, or may transfer their shares for no value to other beneficial owners. The selling stockholders will include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.

  The shares listed below represent all of the shares that each selling stockholder currently beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering assuming they sell all of the shares. Their percentage ownership in Renaissance is shown in parentheses next to the number of shares:


SHARES BENEFICIALLY OWNED                                                    SHARES BENEFICIALLY
SELLING                      AND OWNERSHIP PERCENTAGE    SHARES BEING        OWNED AND OWNERSHIP
STOCKHOLDER                    PRIOR TO OFFERING (1)       OFFERED      PERCENTAGE AFTER OFFERING (1)
--------------------------  ---------------------------  ------------  --------------------------------

Harley Lippman                      2,440,920(4.3%)        500,000              1,940,920(3.5%)
Alex Zoghlin (2)                    1,001,965(1.8%)        495,272                506,693(*)
Gilbert Zoghlin (2)                   799,548(1.4%)        394,064                405,484(*)
Melissa Moore (2)                     101,208(*)            50,604                 50,604(*)
Wendy Berger Shapiro (2)               60,725(*)            30,362                 30,363(*)
Dale Zoghlin (2)                       40,483(*)            20,241                 20,242(*)
Malia Zoghlin (2)                      40,483(*)            20,241                 20,242(*)
Ryan Zoghlin (2)                       40,483(*)            20,241                 20,242(*)
Nathan Schrenk (2)                     25,302(*)            24,071                  1,231(*)

(1) Assumes that all of the shares held by the selling stockholder and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2) There are no agreements, commitments or undertakings with respect to the voting or disposition of the securities.

(*)  Less than one percent.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. "Selling stockholders", as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares of Renaissance common stock at various times in one or more of the following transactions:

     . in the over-the-counter market;

     . in private transactions other than in the over-the-counter market;

     . in connection with short sales of the shares of Renaissance common stock;

     . by pledge to secure debts and other obligations;

     . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     . in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 1998 and June 27, 1998 filed with the SEC on May 12, 1998 and August 11, 1998 respectively;

     2. Our Transition Annual Report on Form 10-K for the 6-month period ended December 27, 1997 as filed with the SEC on March 27, 1998 except for
        Item 8, Financial Statements and Schedules which have been restated to reflect the poolings of interest transactions with Neoglyphics Media Corporation and Triad Data, Inc. See Form 8-K as filed with the SEC on November 5, 1998 for restated financial statements;

     3. Our Proxy Statement as filed with the SEC on April 24, 1998; and

     4. Our Current Reports on Form 8-K as filed with the SEC on November 5, 1998, April 15, 1998, June 5, 1998 and June 15, 1998 and November 5,
        1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                   Renaissance Worldwide, Inc.
                   189 Wells Avenue
                   Newton, Massachusetts 02159
                   Attention:  General Counsel
                   (617) 527-6886

     This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL OPINIONS

     For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares.

                                    EXPERTS

     The consolidated financial statements of Renaissance Worldwide, Inc. incorporated in this prospectus by reference to our filing on Form 8-K dated November 5, 1998, except as they relate to Shamrock Computer Resources, Ltd. for the year ended December 31, 1995, Renaissance Solutions, Inc. as of December 31, 1996 and for each of the two years then ended, The Hunter Group, Inc. as of December 31, 1995 and 1996 and for each of the three years ended December 31, 1996, Triad Data, Inc., as of December 31, 1996 and 1997 and for the three years then ended and Neoglyphics Media Corp. as of December 31, 1997 and for the year then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The financial statements of Shamrock Computer Resources, Ltd. for the year ended December 31, 1995, not separately presented in the Form 8-K, have been audited by Graves, McKenna, Lundeen & Almquist PLLP, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Renaissance Solutions, Inc. as of December 31, 1996 and for the two years then ended, not separately presented in the Form 8-K, have been audited by Deloitte & Touche LLP, independent accounts, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of The Hunter Group, Inc. as of December 31, 1995 and 1996 and for the three years ended December 31, 1996, not separately presented in the Form 8-K, have been audited by PricewaterhouseCoopers, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been so included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Triad Data, Inc. as of December 31, 1996 and 1997 and for the three years then ended, not separately presented in the Form 8-K, have been audited by Goldstein, Golub, Kessler LLP, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Neoglyphics Media Corporation as of December 31, 1997 and for the year then ended, not separately presented in the Form 8-K, have been audited by Katch Tyson & Company, independent accountants, whose report thereon appears in the Form 8-K. Such financial statements, to the extent they have been included in the financial statements of Renaissance Worldwide, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the estimated amounts of expenses to be borne by us in connection with the offering described in this Registration
Statement:

Securities and Exchange Commission
Registration Fee................................................  $ 3,756

Legal Fees and Expenses.........................................  $20,000

Miscellaneous Expenses..........................................  $15,000

     Total Expenses.............................................  $38,756

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Massachusetts General Laws, Chapter 156B, Section 67, empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Our Restated Articles of Organization, as amended and restated, contains provisions that require us to indemnify our directors and officers to the fullest extent permitted by Massachusetts law.

ITEM 16.  EXHIBITS

5.        Opinion of Ropes & Gray re:  validity of shares

23.1      Consent of PricewaterhouseCoopers LLP

23.2      Consent of Graves, McKenna, Lundeen & Almquist, PLLP

23.3      Consent of Deloitte & Touche LLP

23.4      Consent of PricewaterhouseCoopers LLP

23.5      Consent of Katch, Tyson and Company.

23.6      Consent of Goldstein Golub Kessler LLP

23.7      Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.).

24.1      Power of Attorney (included as part of signature page filed herewith).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 14th day of January, 1999.

                                    RENAISSANCE WORLDWIDE, INC.



                                    By: /s/ Richard L. Bugley
                                        -----------------------------------
                                        Richard L. Bugley
                                        Vice President and General Counsel

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Witness our hands on the date set forth below.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                     TITLE                            DATE
       ---------                     -----                            ----
      *                  President, Chief Executive Officer,    January 14, 1999
----------------------   Chairman of the Board, and Director
G. Drew Conway

      *                  Chief Financial Officer and Treasurer  January 14, 1999
----------------------
Robert E. Foley

      *                  Director                               January 14, 1999
----------------------
Terry L. Hunter

      *                  Director                               January 14, 1999
----------------------
Robert P. Badavas

      *                  Director                               January 14, 1999
----------------------
Paul C. O'Brien

*By:  /s/ Richard L. Bugley
     --------------------------------------
      Richard L. Bugley, Power of Attorney

                                 EXHIBIT INDEX
                                 -------------

NUMBER    TITLE OF EXHIBIT                                                  PAGE
------    ----------------                                                  ----
5.+       Opinion of Ropes & Gray re: validity of shares

23.1      Consent of PricewaterhouseCoopers LLP

23.2      Consent of Graves, McKenna, Lundeen & Almquist, PLLP

23.3      Consent of Deloitte & Touche, LLP

23.4      Consent of PricewaterhouseCoopers LLP

23.5      Consent of Katch, Tyson & Company

23.6      Consent of Goldstein Golub Kessler LLP

23.7 +    Consent of Ropes & Gray (included in the opinion filed as
          Exhibit 5.)

24.1 + Power of Attorney (included as part of signature page filed herewith)

+ Previously filed.